H.  Roger  Schwall
Assistant  Director
Securities  and  Exchange  Commission
100  F  Street,  NE
Washington,  D.C.  20549-4561

RE:     SPIRIT  EXPLORATION,  INC.
        REGISTRATION  STATEMENT  ON  FORM  10
        FILED  DECEMBER  12,  2007
        FILE  NO.  000-52977

Gentlemen  and  Ladies:

     Spirit Exploration, Inc., file no. 0-52977 (the Company), hereby requests the withdrawal of the above-referenced registration statement on Form 10-SB filed on December 12, 2007, and subsequently re-filed as Form 10 Amendment No. 1 on March 5, 2008 (the Registration Statement).

     The Company intends to re-file its Form 10 Registration Statement when it determines it is in the shareholders' best interests.

     Please do not hesitate to contact our office should you have any question or concerns in relation to this matter.

                                        Sincerely  yours,

                                        SPIRIT  EXPLORATION,  INC.


                                        By: \s\ Terry Fields
                                            ----------------
                                            Terry  Fields,  CEO